EXHIBIT 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Interim Chief Executive Officer
Image Sensing Systems, Inc.
Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Sale of ANPR/LPR Business to TagMaster

Saint Paul, Minn., July 9, 2015 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced the sale of its Automatic Number Plate Recognition (ANPR/LPR) business to TagMaster AB for the purchase price of $4.2 million in cash. As of July 9, 2015, the ANPR/LPR business, including all products and solutions, will transition to TagMaster. TagMaster was founded in Stockholm, Sweden, in 1994 and is an application driven technology company that designs and markets advanced radio frequency identification (RFID) products and systems for demanding environments within the business areas of Traffic Solutions and Rail Solutions.

Image Sensing Systems (ISS) has decided to shift its strategic direction and focus to the Intelligent Transportation Systems (ITS) market by investing in its Autoscope video detection and RTMS radar detection products and solutions. “We believe the ITS market is our core competency and is the foundation on which our company was founded,” said Dale Parker, interim chief executive officer. “The decision to sell our ANPR/LPR business allows us to focus on growing our radar and video product lines. The ITS market continues to grow, and agencies are moving away from in-ground technologies for which we believe our products are a perfect alternative. We remain committed to being market and customer-led and continue to leverage our strengths on engineering our next generation of innovative products and solutions.”

ISS will work closely with TagMaster to make sure the transition is as seamless as possible for TagMaster’s customers, partners and distributors. The transition will begin effective immediately and will continue over the next several months.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 20, 2015.